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                                                                    EXHIBIT 21.1
                       SUBSIDIARIES OF INSWEB CORPORATION


1.   Strategic Concepts Corporation, a California corporation;

2. InsWeb Insurance Services, Inc., formerly known as Avatar Insurance Services, Inc., a California corporation; and

3.   Benelytics, Inc., a California corporation.